Exhibit 23.5

Consent of Independent Public Accounting Firm

Innovative Industrial Properties, Inc.

San Diego, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 29, 2018 appearing in Innovative Industrial Properties, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2017, relating to the financial statements of Holistic Industries LLC, which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Grossberg Company LLC

/s/ Grossberg Company LLC

Bethesda, MD
June 18, 2018